BBD
CERTIFIED PUBLIC ACCOUNTANTS

September 28, 2011

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm to the Valued Advisers Trust and reported on the financial statements of the Trust for 2010 and 2011, including the portfolio series of LS Opportunity Fund, Golub Group Equity Fund and Team Asset Strategy Fund. On September 13, 2011, we were dismissed. We have read the Valued Advisers Trust statements included under Sub-Item 77K of its Form N-SAR, and we agree with such statements.

Sincerely,

BBD, LLP

BBD, LLP

BBD,LLP
CERTIFIED PUBLIC ACCOUNTANTS
ACCOUNTING ▪ AUDIT ▪ TAX ▪ BUSINESS ADVISORY
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